UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

    On October 6, 2008, Legacy Reserves LP (“Legacy”) entered into a Fifth Amendment (the “Fifth Amendment”) to the Credit Agreement dated as of March 15, 2006, as amended, with BNP Paribas, as administrative agent, and other financial institutions party thereto (the “Credit Agreement”). Pursuant to the Fifth Amendment, the borrowing base has been increased to $383.76 million.

    The Credit Agreement provides that Legacy may elect that borrowings be comprised entirely of alternate base rate (ABR) loans or Eurodollar Loans. Under the Fifth Amendment, interest on the loans is determined, with respect to ABR Loans, as the alternate base rate which is equal to the higher of the prime rate or the Federal funds effective rate plus 0.50%, plus an applicable margin between 0% and 0.50%; and with respect to Eurodollar loans, interest is calculated using the London interbank rate (LIBOR) plus an applicable margin between 1.50% and 2.125%, in each case depending on the percentage of the borrowing base being utilized.

    Further, in addition to the existing ratio of EBITDA to interest expense and current ratio financial covenants contained in the Credit Agreement, the Fifth Amendment requires that Legacy will not permit its total debt to be greater than 3.75 times EBITDA.  Total debt excludes non-cash obligations under SFAS No. 133, accounts payable and other accrued liabilities less than 90 days past invoice, and obligations under swap agreements.  EBITDA is defined as consolidated net income (as adjusted form time to time to give pro forma effect to acquisitions and dispositions) plus (i) consolidated interest expense, (ii) tax expense, (iii) depreciation, depletion, amortization, accretion and impairment, including impairment of goodwill, and (iv) certain non-cash items related to mark to market accounting, equity compensation and asset write-downs, less all non-cash items increasing consolidated net income.

    Under the Fifth Amendment, The Royal Bank of Canada and Wells Fargo Bank, N.A. are added as lenders to the existing group of lenders, which includes BNP Paribas, Bank of America N.A., Wachovia Bank N.A., Compass Bank,  Keybank N.A., Fortis Capital Corp and The Bank of Nova Scotia, while Comerica Bank was released from the Credit Facility.

    A copy of the Fifth Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

    On October 1, 2008, Legacy Reserves Operating LP, a wholly owned subsidiary of Legacy, closed its previously announced acquisition of all of the membership interests of Pantwist, LLC (the"Pantwist Acquisition") from Cano Petroleum, Inc. ("Cano") for an aggregate purchase price of approximately $40.8 million, subject to customary post-closing adjustments, paid in cash. Pantwist owns certain oil and natural gas properties in Carson, Gray, Hutchison and Moore counties in the Texas Panhandle.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

    On October 6, 2008, Legacy entered into LIBOR Interest Rate swaps beginning on October 10, 2008 and extending through October 10, 2011 covering $100 million notional amount of the outstanding borrowings under its Credit Agreement. Under the swap transactions Legacy pays a weighted average fixed rate of 3.185% per annum and Legacy’s counterparties pay Legacy a floating rate of interest based on LIBOR.  Settlements will be paid on a quarterly basis, with the payment due on the 10th day of January, April, July and October beginning in 2009.

Item 9.01 Financial Statements and Exhibits.

   (a)    Financial statements of business acquired.

    The financial statements that may be required in connection with the Pantwist Acquisition are not included in this Current Report on Form 8-K. Legacy has not yet determined the significance of the Pantwist Acquisition. Once the significance of the Pantwist Acquisition is determined, Legacy will file the required financial statements within 71 calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission, if the acquisition is determined to be significant.

        (b)    Pro forma financial information.

    The financial statements that may be required in connection with the Pantwist Acquisition are not included in this Current Report on Form 8-K. Legacy has not yet determined the significance of the Pantwist Acquisition. Once the significance of the Pantwist Acquisition is determined, Legacy will file the required financial statements within 71 calendar days after the date this Current Report on Form 8-K was required to be filed with the Securities and Exchange Commission, if the acquisition is determined to be significant.

        (d)    Exhibits.

Exhibit Number	Description
Exhibit 10.1	Fifth Amendment to Credit Agreement dated October 6, 2008.
Exhibit 10.2	Purchase, Sale and Contribution Agreement dated September 5, 2008, by and among Cano Petroleum, Inc., Pantwist, LLC and Legacy Reserves Operating LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: October 7, 2008	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Fifth Amendment to Credit Agreement dated October 6, 2008.
Exhibit 10.2	Purchase, Sale and Contribution Agreement dated September 5, 2008, by and among Cano Petroleum, Inc., Pantwist, LLC and Legacy Reserves Operating LP.